Exhibit 10.5

Confidential portions of this document have been omitted and filed separately with the Commission. The omitted portions have been marked as follows: “***”.

This License and Manufacturing Agreement is made the 13th day of March 2000 (the “Effective Date”)

BETWEEN:

BIOGLAN PHARMA PLC, of 5, Hunting Gate, Hitchin, Hertfordshire, SG4 0TJ (hereinafter referred to, together with its Associated Companies, as “BIOGLAN”); and

JAGOTEC AG having a place of business at Eptingerstrasse 51, CH-4132 Muttenz, Switzerland (hereinafter referred to, together with its Associated Companies, as “JAGO”).

INTRODUCTION

A.	JAGO has certain marketing authorisations for the Product (as such term is defined herein) granted by various European countries including The United Kingdom, France, Germany, Italy and Sweden; and

B.	JAGO has the right to grant licenses with respect to the Product

C.	BIOGLAN has experience and expertise in the manufacture, distribution and sale of certain pharmaceutical products in accordance with Good Manufacturing Practice.

D.	JAGO wishes to grant BIOGLAN an exclusive license to Manufacture, distribute and sell the Product and BIOGLAN wishes to accept such license in accordance with the terms and conditions of this Agreement.

OPERATIVE PARTS

1.	Definitions

        1.1 In this Agreement and the recitals and schedule the following words and expressions shall have the meanings set opposite them:

       “Active Ingredient” means diclofenac.

        “Agency” means the body responsible for the licensing of the Product for commercial marketing and sales of the Product in the Territory and/or the licensing of premises and equipment and facilities of BIOGLAN for the Manufacture of the Product.

        “Associated Companies” means any entity that directly or indirectly owns, is owned by or is under common ownership, where own or ownership means direct or indirect possession of at least fifty percent (50%) of the outstanding voting securities of a corporation or a comparable equity interest in any other type of entity.

        “Condition Precedent” means the condition that prior to JAGO entering into this Agreement BIOGLAN shall have evidenced in a form acceptable to JAGO that it has withdrawn from all matters relating to or connected with JAGO’s acquisition from the receiver of all assets of Hyal Pharmaceutical Corporation and further that BIOGLAN warrants and represents that it will not seek to reinstate or re-activate any actions brought against JAGO or any of its subsidiaries in relation to this matter whatsoever.

        “Confidential Information” means all information and data provided by the parties to each other in written or other tangible medium and which is by its nature and type reasonably to be regarded as confidential but shall not include any portion thereof which:

i)	is known to the receiving party as evidenced by the receiving party’s written records, before receipt thereof under this Agreement;

ii)	is disclosed to the receiving party by a third person who is under no obligation of confidentiality to the disclosing party hereunder with respect to such information and who otherwise has a right to make such disclosure;

iii)	is or becomes generally known in the trade through no fault of the receiving party;

iv)	is independently developed by the receiving party as evidenced by the receiving party’s written records, without access to such information.

        “Field of Use” means the use of the Product for ***.

        “Good Manufacturing Practice” means the standards of manufacturing practice for the manufacture of medicinal products prevailing, which shall at least comply with the principles and guidelines of good manufacturing practice for medicinal products for human use published from time to time by the European Commission pursuant to Council Directive 91/356 and the like principles and guidelines published by the World Health Organisation.

        “Intellectual Property” and “Intellectual Property Rights” means the trade marks, Patent Rights and any registered design or similar protection, a right of ownership of, or a right under license or otherwise to, any patent, trade or service mark, trade name, registered design, Confidential Information, know-how, trade secret, copyright, design right, or other intellectual property right or right of a like nature as now or may hereafter be conferred by the laws in force throughout the world whether registered or unregistered including without limitation all rights in methods, techniques, discoveries, formulae, specifications, plans, drawings, computer programs, technical information, data and materials which are in existence at the Effective Date and are the property of JAGO.

        “Manufacture” means any process carried out in the course of making the Product and includes the production of the Product in accordance with the Specification from the Active Ingredient and shall include blending, assembly, packaging, analysis, testing stability studies and quality control and “Manufactured”, and “Manufacturer” shall be interpreted accordingly.

        “Manufacturing Records” means all documentation associated with Manufacture of the Product, including, without limitation, all information regarding analysis, testing supply and Manufacture.

        “Net Sales” means gross sales from the sale of the Product less all commissions, discounts, refunds, replacements or credits allowed to purchasers for return of such Products or as reimbursement for damaged products, freight postage, insurance, and other shipping charges, sales and use taxes, customs duties and any other governmental tax or charge, (except income tax) imposed on or at the time of the production, importation use or sales of such Products.

        “Patent Rights” means

(i)	the patents and patent applications listed in the Schedule to this Agreement;

(ii)	all patent applications that may hereafter be filed in the

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Territory by or on behalf of JAGO which either are based on or claim priority from any of the foregoing patents and applications or which are in respect of any improvements to which either party is exclusively entitled; and

(iii)	all patents which may be granted pursuant to any of the foregoing patent applications

        “Process Improvements” means all improvements, modifications or adaptations to the process, or method of Manufacture used by BIOGLAN and are solely and specifically related to the Manufacture of the Product which arise in association with the processes of Manufacture of the Product.

        “Product” means the *** comprising up to *** and up to ***.

        “Specifications” means requirements and specifications for the Manufacture of Product and all amendments to those requirements and specifications.

        “Technical Information” means all registration data, know-how, experience, instructions, standards, methods, analysis record, test and trial results, manufacturing and formulation processes, hazard assessments, quality control standards, formulae, specifications, storage and data, samples, drawings, designs, description of packaging materials and all other relevant information relating to the Product or its design, Manufacture, formulation, composition, purity handing, storage and use.

        “Territory” means the United Kingdom, France, Germany, Italy, Spain, Sweden, Norway, Denmark and Iceland, Finland, The Netherlands, Belgium, Luxembourg, Republic of Ireland, Austria, Portugal, Switzerland and Greece.

        1.2 In this agreement and the recitals and the schedule:

(a)	reference to any statute or statutory provision includes a reference to that statute or statutory provision as amended, extended or re-enacted and to any regulation, order, instrument or subordinate legislation under the relevant statute or statutory provision;

(b)	reference to any singular includes a reference to the plural and vice versa;

(c)	references to persons include bodies corporate, unincorporated associations and partnerships and any reference to any party who is an individual is also deemed to include their respective legal personal representative(s);

2.	License

2.1 Subject to the Condition Precedent and the terms and conditions hereof JAGO hereby grants to BIOGLAN and BIOGLAN accepts from JAGO an exclusive right and license to use the Intellectual Property and the Technical Information to Manufacture (or procure the Manufacture) distribute and sell the Product for the Field of Use in the Territory.

2.2 In the event that BIOGLAN obtains from the necessary regulatory authorities in the

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Territory approval for further indications of use for the Product, then the licensed Field of Use shall be so extended to include such indications.

2.3 JAGO also grants BIOGLAN the exclusive right to extend the Territory to include any countries which may during the term of this Agreement join the European Union. Such right is subject to a) BIOGLAN’s obtaining all necessary Product and marketing approvals in each additional country; and b) the payment to JAGO of *** for each new country approval.

2.4 BIOGLAN shall be entitled to grant sublicences on the condition that BIOGLAN shall remain responsible to JAGO for ensuring that such sublicences fully comply with Clauses 4.2, 5.4.5, 5.8, 8.1, 8.2, 9.1, 10.1, 11, 14.4 and 19.3 of this Agreement and that any such sublicenses so granted shall terminate immediately on termination of this Agreement.

2.5 BIOGLAN shall be entitled to the right of first refusal to make, distribute and sell the Product in all other countries of the world, provided that JAGO shall be free to grant such further rights. In the event that JAGO is or becomes able to grant any such further rights for any additional country or countries (“Additional Territories”) it shall inform BIOGLAN in writing. Once JAGO has negotiated Heads of Terms with a prospective licensee for Additional Territories, JAGO shall evidence such Heads of Terms to BIOGLAN in writing and BIOGLAN shall have the right to enter into a licensing agreement with JAGO in such Additional Territories on the same terms as were negotiated between JAGO and its prospective licensee. BIOGLAN’s preferential right to obtain a licence for such Additional Territories under this Clause 2.5 is subject to BIOGLAN’s acceptance of such Heads of Terms within 5 (five) working days of receipt. In the event that BIOGLAN declines such Heads of Terms JAGO shall not subsequently contract with the said prospective licensee or with another third party on terms materially less onerous than those offered to BIOGLAN under this Clause 2.5 without first informing BIOGLAN and giving BIOGLAN the opportunity to match such materially less onerous terms within 5 (five) working days.

3.	Fees and Royalties

3.1 In consideration for the licence and rights granted in Clause 2 above BIOGLAN shall, subject to Clause 4.1 below, pay to JAGO within thirty (30) days of the date of execution of this Agreement a licence fee in the amount of US***.

3.2 In further consideration of the grant of the rights and license set out in Clause 2 above, BIOGLAN shall pay to JAGO royalties in the following amounts.

Years 1-2	*** Net Sales

Year 3 – March 2006	*** Net Sales

April 2006 – term	*** Net Sales

3.3 In each twelve month period following the date of first marketing of the Product in the Territory until expiry or earlier termination of this Agreement the minimum value of royalties payable by BIOGLAN to JAGO will be US***. In the event that BIOGLAN has not received sufficient revenues in the first twelve months of marketing of the Product in the Territory to generate the minimum royalty due under this Clause 3.3, the

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shortfall may be carried forward to the second twelve month period of marketing, provided always that the minimum royalty paid to JAGO for the first twenty four months of marketing the Product in the Territory shall be US*** (*** US dollars).

3.4 In the event that BIOGLAN grants sub-licenses in any countries of the Territory, JAGO shall receive *** of any and all net sums received by BIOGLAN under such sub-licensing agreements in lieu of any royalties due under Clause 3.2 in respect of such countries. All royalties payable under this Clause 3.4 shall be paid in accordance with Clause 4.3. Other monies, such as license fees, shall be paid to JAGO within 30 (thirty) days of receipt by BIOGLAN.

3.5 BIOGLAN shall also pay JAGO new country approval fees as set out below:

Spain	US***

Benelux	US***

All other countries in }
The Territory}	US*** per country

Such payments shall be made within 30 (thirty) days of receipt of such new country approval.

3.6 If any royalty due to JAGO under this Agreement is not paid by the due date, then BIOGLAN will pay interest on such sum from the date when the amount in question became due until the actual date of payment at the rate of three percent (3%) above the current LIBOR.

3.7 All fees and payments referred to in this Clause 3 exclude any value added tax and similar taxes and BIOGLAN shall be responsible for all and any such value added or similar tax due provided that a valid invoice is issued to BIOGLAN.

3.8 JAGO shall transfer to BIOGLAN the individual marketing authorizations for the Product in the United Kingdom, France, Germany, Italy and Sweden as soon as practicable after the Effective Date, and BIOGLAN shall then immediately accept full liability and responsibility for maintaining marketing authorizations and ensuring that all of each Agency’s reporting requirements are fully complied with. BIOGLAN shall at its own expense use reasonable efforts to obtain marketing authorizations for the Product in the Field of Use in all other countries of the Territory and to obtain such other approvals, including pricing approvals, as may be necessary for the marketing, sale and distribution of the Product.

4.	Obligations Of The Parties

4.1 Within 90 (ninety) days of the Effective Date JAGO shall provide to BIOGLAN a written declaration from *** that exercise by BIOGLAN of the rights licensed to it hereunder do not infringe any Intellectual Property Rights of *** and an undertaking by *** that neither *** nor any Affiliate of *** nor is successors will commence any action against BIOGLAN in respect of the use by BIOGLAN of such JAGO’s Intellectual Property as is licensed to it hereunder. In the event that such written declaration and undertaking is not provided to BIOGLAN in accordance with the terms of this Clause 4.1 JAGO shall immediately repay to BIOGLAN all sums paid by BIOGLAN to JAGO pursuant to Clause 3.1 above.

4.2 Having due regards to the size and value of the market BIOGLAN shall use all reasonable commercial efforts to market the product in the Territory as soon as possible and shall use all

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reasonable efforts to enhance and maintain the demand for Products in the Territory.

4.3 Within 30 (thirty) days after each January 31, April 30, July 31 and October 31 (the “Quarter Dates”) following the first marketing of the Product in the Territory, BIOGLAN shall deliver a report to JAGO detailing the number of units and Net Sales values of the Product sold by BIOGLAN, its Affiliates and sublicensees in each country of the Territory recorded during the quarter ended on that Quarter Date, and showing the aggregate Net Sales in the Territory and the royalties due thereon owed to JAGO. The quarterly report shall be accompanied by payment of the royalties due to JAGO. Royalties shall be paid in Sterling and net of any deductions or withholdings which are required to be deducted under relevant legislation in the Territory. BIOGLAN shall give all reasonable assistance to JAGO to enable JAGO to recover (wholly or in part) the sums withheld and to enable JAGO to take advantage of such double taxation agreements as may be available.

4.4 BIOGLAN shall keep accurate books of account containing an accurate record of all data necessary for the proper computation of royalties under this Agreement. For the purpose of verifying amounts which may be due and the accuracy of BIOGLAN’s reports hereunder, JAGO shall have the right once each calendar year to have a certified public accountant reasonably acceptable to BIOGLAN inspect such records within two (2) years after the end of the calendar year to which they pertain at reasonable times and upon thirty (30) days prior written notice by JAGO. In the event that such inspection reveals that the royalties paid for the period covered by such inspection have been understated by more that *** of 5% of the royalties due (whichever shall be greater) then the cost of such inspection (including for the avoidance of doubt the costs JAGO’s certified public accountant) shall be borne by the other party. In all other cases the costs of such inspection shall be borne by JAGO. JAGO shall require the certified public accountant only to disclose to JAGO the amount of the royalty payable for the period under audit, and the accountant shall hold in confidence all other information obtained from the inspection.

5.	Right to Manufacture

5.1 JAGO hereby appoints BIOGLAN for the term of this Agreement to Manufacture or to procure the Manufacture of the Product in accordance with Good Manufacturing Practice and in a manner which will ensure that the Product achieves the Specifications and BIOGLAN hereby accepts that appointment.

5.2 As soon as practicable after the Effective Date and in no event later than 45 (forty five) days of the Effective Date of this Agreement JAGO shall transfer to BIOGLAN all necessary manufacturing information, Intellectual Property and Technical Information to enable BIOGLAN to manufacture the Product in accordance with current Good Manufacturing Practice.

5.3 Notwithstanding BIOGLAN’s right to procure the manufacture of the Product pursuant to Clause 5.1 above, in the event of BIOGLAN’s undertaking the Manufacture of the Product itself it shall do so at either or both of its facilities at Malrnö, Sweden and Andover, UK in accordance with the process description, quality controls during production, process controls and environmental monitoring as more fully set out in the documentation received from JAGO and approved by the relevant Agencies in the Territory.

5.4 BIOGLAN undertakes with JAGO that:

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5.4.1 it will carry out the Manufacture in accordance with this Agreement, and in accordance with its marketing authorisation for the Product.

5.4.2 all raw materials used by BIOGLAN in the Manufacture of the Product will comply with Specifications as set out in the marketing authorizations.

5.4.3 it will allow, periodically (in the case of JAGO and its Associated Companies no more than once in any calendar year) upon reasonable notice (except in each case the representatives of any Agency who are entitled to immediate access) representatives of JAGO, Associated Companies and any Agency to inspect the relevant parts of its premises and equipment where the Manufacture of the Product is carried out or the Product, Active Ingredient or raw materials are stored and to inspect the process of Manufacture and to audit and observe BIOGLAN’s operations in relevant parts of the premises and equipment where Manufacture of the Product is carried out, and to assess BIOGLAN’s compliance with current Good Manufacturing Practice.

5.4.4 it will Manufacture all Product in compliance with current Good Manufacturing Practice.

5.4.5 it will immediately notify JAGO of any recall or advisory of the Product of which it becomes aware and will provide JAGO with any and all information in connection with such recall of the Products as may reasonably be requested by JAGO. In the event of any recall, voluntary or mandatory BIOGLAN shall meet the cost of any such recall. If such recall has occurred other than as a result of a failure by BIOGLAN to adhere to the provisions of this Clause 5.4 the parties shall meet to determine the effect of the recall on the royalty obligations of BIOGLAN hereunder. In the event of any recall due to a defect in the Product manufactured by BIOGLAN, JAGO shall in addition to its rights under Clause 5.4.3 be entitled upon 3 (three) working days’ notice to inspect the relevant parts of BIOGLAN’s premises and equipment relating to the Manufacture of the recalled Product and to examine the Manufacturing Records pertaining thereto.

5.5 If and to the extent that BIOGLAN considers it necessary, in order to comply with the terms of this Agreement, to purchase and install any tooling, parts or equipment then it shall do so at the expense and risk of BIOGLAN.

5.6 BIOGLAN shall package the Product in a tube which shall in turn be packaged within an outer packaging carton. The carton shall be printed with all relevant statutory information and shall also contain a patient information leaflet. The tube, carton and patient information leaflet shall all conform strictly to all relevant statutory requirements and to the Specifications and shall not be removed amended or altered in any way by BIOGLAN without the prior written authorization of the relevant Agency.

5.7 BIOGLAN shall market the Product under any trade mark chosen by BIOGLAN. BIOGLAN shall meet all responsibilities of maintaining such trade mark in the Territory. It is hereby agreed that all rights in such trade mark rest absolutely in BIOGLAN. In the event that BIOGLAN decides to use the mark “Solarase”, it shall grant to JAGO the right to acquire such mark on the expiration of this Agreement on terms to be agreed, but in no case shall the amount paid be greater than three times the average annual gross sales of the Product in the Territory during the final two years of this Agreement.

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5.8 BIOGLAN shall be responsible for informing itself and keeping itself informed in a timely manner of the relevant statutory requirements in force from time to time relating to the tube, packaging carton and the patient information leaflet.

6.	Manufacturing

6.1 BIOGLAN shall be responsible for the Manufacture of the Product, and the way in which each batch of the Product is to be Manufactured, checked for compliance with, and adherence to, the Specifications. Further it is responsible for amongst other things, purchasing materials, testing and releasing materials, undertaking production, assembly, packaging and quality control, including in-process controls, sampling and analysis of the Product and for local release of the Product for commercial sale.

6.2 BIOGLAN shall be responsible for ensuring the safe operation of the process of Manufacture of the Product and in particular that the Technical Information supplied can be safely used in BIOGLAN’s premises and on its equipment or those of its contract manufacturer.

7.	Liaison

7.1 The parties shall meet at least once every (6) six months or at such other frequency as may be agreed between the parties to share information gained by each of them in relation to this Agreement, trading conditions, competitive products and any other information relevant to the performance of the parties’ respective obligations under this Agreement including any complaints, alleged defects, changes and improvements to existing procedures, and to discuss the performance of their respective obligations under this Agreement.

8.	Warranties

8.1 BIOGLAN undertakes and guarantees to JAGO that all Product sold by BIOGLAN will have been produced in accordance with Good Manufacturing Practice and fully in accordance with the Specifications. In the event that BIOGLAN discovers or is notified that the Product does not conform to the Specification BIOGLAN shall at its expense seek to remedy or rectify the defect, which may include recall of the Product. It shall be a condition of this warranty that BIOGLAN shall have stored the Product in accordance with the conditions set out in the marketing authorizations and that the shelf life of the Product shall not have expired.

8.2 BIOGLAN undertakes to ensure that it has in place product liability insurance with a reputable insurer in an amount appropriate for its business including the Manufacture, marketing and sale of the Product but in any event for not less than £*** each and every claim. At JAGO’s request, BIOGLAN shall provide JAGO with evidence of the existence and maintenance of such insurance cover.

8.3 BIOGLAN undertakes to register and maintain the trade mark in each country of the Territory during the term of this Agreement.

8.4 JAGO represents and warrants to BIOGLAN that:

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8.4.1 as at the date hereof JAGO is the sole and exclusive owner of the Intellectual Property including, without limitation, the Patent Rights and is properly entitled thereto;

8.4.2 JAGO has not created any liens or encumbrances over the Intellectual Property and to the best of its knowledge no other person or entity has created any liens or encumbrances over the Intellectual Property.

8.5 JAGO undertakes during the term of this Agreement to pay all renewal fees in a timely manner and do all such acts and things as may be necessary to maintain in force the patents contained in the Patent Rights, and in respect of the patent applications contained therein to pay all costs and fees and to use all reasonable endeavours to obtain grant of letters patent. JAGO shall produce to BIOGLAN upon request copies of receipts for such renewal fees or other evidence of payment. If JAGO fails to pay any such fees BIOGLAN shall be entitled to pay them and set off any such payments against any other sums payable by BIOGLAN to JAGO pursuant to the terms of this Agreement.

8.6 JAGO undertakes during the term of this Agreement not to abandon or allow to lapse any of the Patent Rights or to amend the specification of any of them without the consent of BIOGLAN, such consent not to be unreasonably withheld or delayed.

8.7 Save as aforesaid, JAGO does not give any warranties or representations that the use of intellectual property and/or manufacture, sale and distribution or use of the Product does not infringe the intellectual property rights of any third parties (save for ***) and all warranties and conditions to that effect are hereby excluded.

9.	Liability

9.1 Save in respect of any claim arising or threatened against JAGO in respect of its ownership or use of the Intellectual Property or Technical Information or its entitlement to enter into this Agreement, BIOGLAN shall indemnify and hold harmless JAGO against any claim made against JAGO by a third party arising out of the Manufacture, distribution or sale of the Product by BIOGLAN or BIOGLAN’s agents, employees, representatives, or others entrusted by BIOGLAN with the execution of this Agreement, whether such claim is in statute, contract or in tort or on any other basis and whether relating to product liability, product safety or otherwise (whether before or after termination or expiry of this Agreement and whether liability arises before or after termination or expiry of this Agreement). Such claims and all costs (including legal costs and other costs including those of litigation/arbitration) and expenses of or incidental to such claims and such Indemnity shall continue in full force and effect notwithstanding any termination or expiration of this Agreement and for the purposes of this clause BIOGLAN agrees to submit to the jurisdiction of any court in which proceedings may be brought against JAGO (or its officers or employees) and if any such claim is made against any person then or at any time previously an officer or employee of JAGO then JAGO shall be entitled to indemnify such person against such claim and all costs and expenses thereof provided that JAGO has obtained BIOGLAN’s written authority to do so and the indemnity given by BIOGLAN to JAGO hereunder shall extend to all sums paid by JAGO under or in consequence of its indemnity to such person.

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10.	Infringement

10.1 Each of BIOGLAN and JAGO agrees to promptly notify the other of any infringement of any rights contained within the Intellectual Property in the Field of Use of which they become aware.

10.2 Action by BIOGLAN. BIOGLAN may initiate proceedings alleging infringement by third parties of any rights with the Intellectual Property licensed under this Agreement in its own name and at its own expense. JAGO shall at the request and cost of BIOGLAN (as to out of picket expenses) give BIOGLAN any assistance it may reasonably request in connection with such proceedings. BIOGLAN shall keep JAGO fully informed as to the conduct of such proceedings. Any sums recovered in the course of such proceedings from the infringer whether by way of damages, account of profits, costs or otherwise, shall be applied first to reimbursing BIOGLAN for its costs and expenses of such proceedings and subject to such reimbursement shall belong to BIOGLAN and to JAGO proportionate to their respective losses. BIOGLAN shall pay to JAGO its share promptly on receipt of such sums recovered by BIOGLAN. If so requested by BIOGLAN JAGO shall join in any such infringement proceedings as co-plaintiff with BIOGLAN or allow BIOGLAN to take such proceedings in JAGO’s name. BIOGLAN shall, while this Agreement is in force and subsequently (provided that JAGO shall take no part in such proceedings without the prior written request of BIOGLAN), indemnify JAGO against all reasonable expenses of external legal advisers incidental to such proceedings or any appeal, including any costs or damages awarded against JAGO where such expenses have not been recovered from the infringer or the action against the alleged infringer is unsuccessful.

10.3 Action by JAGO. If BIOGLAN does not, within three months after having any infringement of a Patent Right drawn to its attention by JAGO, commence an action for such infringement, or does not prosecute in a reasonably timely fashion any action commenced by it, then JAGO shall be entitled to commence proceedings for infringement in its own name (or continue any proceedings commenced by BIOGLAN, as appropriate) at its own expense. BIOGLAN shall at the request and cost of JAGO (as to out of pocket expenses only) give any necessary consent to enable JAGO to do so and shall give JAGO any assistance reasonably requested by JAGO in connection with such proceedings. Any sums recovered in the course of such proceedings from the infringer, whether by way of damages, account of profits, cost or otherwise, shall be applied first in reimbursing JAGO for its costs and expenses of such proceedings and then, in cases where JAGO takes over proceedings previously begun by BIOGLAN in reimbursing to BIOGLAN its costs and expenses of such proceedings incurred prior to the time when they were taken over by JAGO. Subject to such reimbursement, such sums recovered shall belong to JAGO and to BIOGLAN, proportionate to their respective losses and JAGO shall pay to BIOGLAN its share promptly on receipt of such sums recovered by JAGO. If so requested by JAGO, BIOGLAN shall join in any such infringement proceedings as co-plaintiff with JAGO or allow JAGO to take such proceedings in BIOGLAN’s name JAGO shall, while this Agreement is in full force and subsequently (provided that BIOGLAN shall take no part in such proceedings without the prior written request of JAGO), indemnify BIOGLAN against all reasonable expenses of external legal advisers incidental to such proceedings or any appeal including any costs or damages awarded against BIOGLAN where such expenses have not been recovered from the infringer or the action against the alleged infringer is unsuccessful.

Allegations of Invalidity or Breach of Third Party Rights.

10.4 If any allegation or claim be made that any Patent Rights are invalid (whether such

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allegations or claims be made in the course of any infringement suit or separately) the following provisions shall apply:

10.4.1 the party against whom such allegation or claim shall have been made shall forthwith notify the other party providing all necessary details; and

10.4.2 thereafter JAGO shall at its own expense defend against such claims or allegations such that the value of BIOGLAN’s rights under this Agreement is preserved.

10.5 In the event that the said claims of invalidity are upheld by a court or competent authority in the Territory, the royalty rate payable by BIOGLAN to JAGO pursuant to Clause 3.2 shall be reduced by 50% from the date that the judgement of the court or decision of the competent authority is delivered and this provision shall apply for the remaining period of this Agreement. In the event that JAGO appeals successfully against the said judgement or decision the royalty rate payable to JAGO by BIOGLAN shall forthwith be restored to level provide for in Clause 3.2.

10.6 In the event that the use of the Technical Information or Intellectual Property in the licensed Field of Use is held by a court or competent authority to infringe the intellectual property rights of any third party, then JAGO will repay the license fee paid to it pursuant to Clause 3.1 above and any sums paid to it pursuant to Clause 3.2 above which have not been offset against royalties and will indemnify BIOGLAN its customers, sub-contractors, officers, employees and rights for and against any and all claims, damages, costs (including reasonable legal fees) and losses of any nature whatsoever.

10.7 In the event that, as a result of such claims or allegations of invalidity or infringement of a third party’s intellectual property rights, it is determined by both BIOGLAN and JAGO that utilisation of the JAGO Intellectual Property and/or Technical Information in the licensed Field of Use would be impractical or impossible without obtaining an additional royalty bearing license from a third party, then JAGO shall enter into such a license provided that BIOGLAN shall not suffer any diminution of rights hereunder nor shall BIOGLAN be required to make any payment whatsoever to the third party nor shall any additional payment or increased royalty rate be payable to JAGO by BIOGLAN as a result of JAGO’s obtaining the said license. In the event that JAGO is unable or unwilling to obtain such a license, BIOGLAN may enter into such license. BIOGLAN shall thereafter be permitted to offset a proportion as agreed with JAGO of any other royalties as may be payable against any fees, royalties or other amounts owed by BIOGLAN to JAGO, unless the third party is an Affiliate of BIOGLAN.

10.8 In the event that this Agreement becomes inoperable in any part of the Territory without infringing the intellectual property rights of a third party and if neither party to this Agreement is able or willing to obtain a license from the said third party, without prejudice to BIOGLAN’s rights under 10.6 above BIOGLAN may at its sole discretion continue to pursue its rights hereunder in any other country within the Territory unless it considers it uneconomic to do so, in which case BIOGLAN may terminate this Agreement immediately upon serving written notice on JAGO.

11.	Secrecy

11.1 BIOGLAN acknowledges that any Confidential Information now or hereafter disclosed to it by JAGO has or will be disclosed to it in confidence by JAGO and that, as between

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BIOGLAN and JAGO, JAGO is entitled to all rights in the same and BIOGLAN shall before and after termination of this Agreement keep (and use all reasonable endeavours to ensure that its officers employees and agents keep) the same (whether supplied before or after the date of this Agreement) confidential and not use the same other than for the purposes of this Agreement. These restrictions upon disclosure and use of such information shall extend for a period of five (5) years beyond the termination of this Agreement, but shall immediately cease to apply to any specific portion of such information:

(a)	which BIOGLAN can demonstrate by credible written documentation to have been in its possession at the earlier of either its receipt from JAGO or the date of this Agreement; or

(b)	which is or later becomes generally available to the public at large other than by JAGO’s neglect or default or the neglect or default of an Associated Company of BIOGLAN; or

(c)	which is lawfully received by BIOGLAN from a third party having no obligation direct or indirect of confidentiality to JAGO;

(d)	which is required to be disclosed by law, government regulation or any Agency.

11.2 The provisions of Clause 11.1 shall apply in the same manner to the disclosure of any Confidential Information of BIOGLAN to JAGO as if JAGO was substituted for BIOGLAN and BIOGLAN was substituted for JAGO.

11.3 Each party shall only allow access to the other’s Confidential Information exclusively to those of its employees or contractors or agents or prospective sublicensees who have a reasonable need to see and use it for the purposes of this Agreement and shall inform each of such employees or other receiving parties of the confidential nature of the Confidential Information and of the obligations on the recipient with respect to such Confidential Information and shall ensure that each of its employees or other receiving parties having access to the Confidential Information is contractually bound by obligations of confidentiality and shall take such steps as may be reasonable to enforce such obligations.

11.4 Each party shall take all reasonable precautions in dealing with the Product and with any information, documents and papers provided to it by the other so as to prevent any unauthorised person from having access to such Product information, documents or papers or to any report on or records of any analysis, tests or trials carried out.

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12.	Disclaimer

12.1 JAGO DISCLAIMS ANY AND ALL LIABILITY OR RESPONSIBILITY (WHETHER ARISING IN CONTRACT, TORT, BREACH OF STATUTORY DUTY OR IN ANY OTHER BASIS WHATSOEVER) FOR ANY DEATH, INJURY, HARM, LOSS OR DAMAGE ARISING OR ALLEGED TO ARISE OUT OF THE DESIGN, MANUFACTURE, SALE, DISPOSAL OR USE OF LICENSED PRODUCTS WHICH ARE MANUFACTURED, SOLD OR DISPOSED OF BY OR ON BEHALF OF BIOGLAN OR ITS SUBLICENSEES, EXCEPT TO THE EXTENT THAT SUCH LIABILITY ARISES FROM JAGO’S OWN NEGLIGENCE OR WILFUL MISCONDUCT. JAGO DOES NOT WARRANT THAT SUCH LICENSED PRODUCTS ARE OR WILL BE SAFE, OF SATISFACTORY QUALITY OR FIT FOR ANY PARTICULAR PURPOSE FOR WHICH THEY MAY BE BOUGHT OR SOLD AND ANY WARRANTIES TO THAT EFFECT (EXCEPT AS SET OUT ABOVE) WHETHER EXPRESS OR IMPLIED (WHETHER BY WAY OF LAW, STATUTE, CUSTOM, TRADE PRACTICE OR OTHERWISE HOWSOEVER) ARE HEREBY EXCLUDED. IT IS FOR BIOGLAN TO SATISFY ITSELF AS TO THE SAFETY AND EFFICACY OF THE LICENSED PRODUCTS AND AS TO THEIR SUITABILITY FOR ANY PURPOSES FOR WHICH THEY MAY BE MANUFACTURED, BOUGHT OR SOLD.

12.2 IN ANY EVENT, AND SUBJECT ALWAYS TO THE OTHER PROVISIONS OF THIS AGREEMENT, EACH PARTY’S TOTAL LIABILITY TO THE OTHER FOR ALL BREACHES OF ITS OBLIGATIONS ARISING UNDER THIS AGREEMENT SHALL NOT EXCEED £10 (TEN MILLION POUNDS STERLING) IN RESPECT OF ALL EVENTS AND CIRCUMSTANCES GIVING RISE TO ANY AND ALL SUCH LIABILITIES.

12.3 IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT OR CONSEQUENTIAL LOSS ARISING BY REASON OF ANY BREACH OF THIS AGREEMENT INCLUDING (WITHOUT LIMITATION) LOSS OF PROFIT, LOSS OF TURNOVER, LOSS OF BARGAIN OR LOSS OF OPPORTUNITY.

13.	Statements and Amendments of the Agreement

13.1 This Agreement sets forth the entire understanding between the parties in respect of the subject matter of this Agreement and supersedes all prior agreements, arrangements, and/or understandings related to said subject matter. Save as aforesaid there are no promises, representations, conditions, provisions, or terms related hereto other than those set forth in this Agreement.

13.2 This Agreement may not be changed, modified or amended except in writing and signed as exhibits to this agreement and numbered consecutively by the parties.

14.	Termination of the Agreement

14.1 Unless earlier terminated, the license granted pursuant to Clause 2 of this Agreement, shall continue in effect until the latest date on which any of the Patent Rights listed in the Schedule expires.

14.2 In the event that BIOGLAN wishes to continue to manufacture, sell, market and distribute the Product after expiration of this Agreement it shall so notify JAGO and the parties

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shall in good faith negotiate royalty terms which are substantially similar to the terms of this Agreement, taking into account market conditions and any competitive products, under which Technical Information relating to the Product may continue to be licensed to BIOGLAN. In the event that the parties are unable to agree on royalty rates, the parties shall submit such dispute to expert determination.

14.3 The parties’ right to terminate the Agreement without notice for good cause shall not be affected by the Clause 14.6.

14.4 Notices of termination are only valid if given in writing.

14.5 In addition to termination under Clause 14.6 JAGO shall be entitled to terminate the agreement upon ninety (90) days’ written notice if BIOGLAN does not maintain the necessary official authorisations, permits or certificates required to enable it to perform all its obligations under this Agreement and fails to rectify the matter within the notice period, and/or it fails for reasons within control of BIOGLAN or neglects to submit them to JAGO within ninety days of JAGO’s written request for the production of specific documents.

14.6 Furthermore, the parties shall be entitled to terminate the Agreement immediately upon written notice if:

14.6.1 either party defaults or commits a material breach of any of the provisions of this Agreement or otherwise acts in a manner that the other party cannot reasonably be expected to continue to operate this Agreement, the other party may terminate this Agreement by giving the defaulting or breaching party forty five (45) days written notice thereof. However, if the defaulting or breaching party, within the forty five (45) days period referred to, fully cures said default or breach, this Agreement shall continue in full force and effect as is such default or breach had not occurred; or

14.6.2 an order is made or an effective resolution is passed for the liquidation or winding up (or any similar judicial process) of the other party; or

14.6.3 the other party seeks or enters into any composition or arrangement with its creditors or fails to pay its employees on time or suffers or permits any constraint or distress proceedings or an encumbrancer takes possession or a receiver, manager, administrative receiver or administrator is appointed of all or any part of its assets or undertaking or if it takes or suffers any similar action in consequence of debt, or

14.6.4 the other party ceases or threatens to cease or carry on its business or substantially the whole of the business or disposes of its undertaking or stops or threatens to stop payment of its debts.

15.	Notices

15.1 All communications hereunder shall be in writing and shall be deemed to have been duly given upon receipt by the addressee at the address set forth below or such other address as either party may specify by notice sent in accordance with this section:

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Bioglan Pharma PLC 1, The Cam Centre Wilbury Way, Hitchin, Hertfordshire SG4 0TW ENGLAND

Attention:	Mrs Susan J Keast, Corporate Affairs Director and Company Secretary

And:

SkyePharma PLC 105 Piccadilly London W1V 9FN ENGLAND

Attention:	Miss Suzanne V. McLean International Counsel and Company Secretary

16.	Severability

16.1 In case individual provisions of this agreement are or shall become null, void, illegal or unenforceable this shall not affect or impair the validity, legality or enforceability of any other provision. The void, illegal or unenforceable provision shall be replaced by a valid provision corresponding to the aim and object of this agreement which the parties undertake to negotiate promptly and in good faith.

17.	Applicable Law and Jurisdiction

17.1 This Agreement shall be governed and construed in accordance with the laws of England and Wales.

18.	Assignment

The rights and obligations of each of the parties to this agreement are personal to such party and may not be assigned or subcontracted by either party without the prior written consent of the other party.

19.	Miscellaneous

19.1 No omission, forbearance or delay on the part of either of the parties to enforce fully any provision of this Agreement or any right, power, privilege or remedy hereunder shall be deemed to be a waiver of any such rights or operate so as to bar the exercise or enforcement of the same at any subsequent time or times.

19.2 No press or other public statement or circular shall be made or issued in connection with the subject matter of this agreement unless previously approved in writing by the parties hereto.

19.3 In the event that BIOGLAN makes any improvement or modification in the use, composition, Manufacture or otherwise of the product during the subsistence of this Agreement BIOGLAN shall immediately make any such improvement or modification available to JAGO

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under a perpetual royalty-free non-exclusive worldwide license to enable JAGO to use the same in connection with the Product in the Field of Use. JAGO shall use reasonable efforts to ensure that all its other licensees for the Product shall be subject to conditions comparable to those in this Clause 19.3 and that any improvements and modifications made by such other licensees shall be made available to BIOGLAN under a perpetual royalty-free license to use in connection with the Product in the Field of Use in the Territory.

19.4 Nothing in this Agreement, or in the arrangements hereby contemplated shall constitute or be taken to mean that BIOGLAN acts as the agent of the JAGO for any purpose whatsoever. Without prejudice to the terms of this Agreement BIOGLAN shall not describe itself or hold itself out as being a subsidiary or agent of JAGO or otherwise associated with JAGO except as a licensee and subcontractor of JAGO for the Manufacture, sale and distribution of the Product for the Field of Use in the Territory as defined. BIOGLAN shall not make any warranty or representation or do any act in the name of or on behalf of JAGO and shall not in any way pledge the credit of JAGO.

19.5 “Force Majeure” means any circumstances beyond the reasonable control of either party (including without limitation, any strike, lock-out or other form of industrial action). Without prejudice to the generality of the foregoing force majeure shall include:

(a)	act of God, weather conditions, explosion, flood, tempest, fire or accident;

(b)	war or threat of war sabotaging civil disturbance or requisition;

(c)	acts, restrictions, regulations, bye-laws, prohibitions or measures of any kind on the part of any governmental, parliamentary, state, regional or local authority;

(d)	import and export regulations or embargoes;

(e)	strikes, lockouts or other industrial actions or trade disputes, whether involving employees of a party or a third party;

(f)	difficulty in obtaining raw material, labour, fuel, parts or equipment; or

(g)	unavailability or shortage of materials from the usual sources or supply.

19.5.1 If either party is affected by Force Majeure it shall forthwith notify the other party of the nature and extent thereof.

19.5.2 Neither party shall be deemed to be in breach of this Agreement, or otherwise be liable to the other, by reason of any delay in performance, or non-performance, of any of its obligations hereunder to the extent that such delay or non-performance is due to any Force Majeure of which it has notified the other party, and the time for performance of that obligation will be extended accordingly.

19.5.3 If the Force Majeure in question prevails for a continuous period in excess of 6 (six) months, the parties shall enter into bona fide discussions with a view to alleviating its effects, or to agreeing upon such alternative arrangements as may be fair and reasonable.

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This agreement has been entered into on the date first written above.

BIOGLAN PHARMA PLC	JAGOTEC AG

/s/ Terry I. Sandler	/s/ Walter Zeller
BY: Terry I. Sandler	BY: Walter Zeller
TITLE: Chairman & CEO	TITLE: Director
DATE: 13 March 2000	DATE: 13 March 2000

/s/ Sue J. Keast	/s/ Suzanne V. McLean
BY: Sue J. Keast	BY: Suzanne V. McLean
TITLE: Company Secretary and Corporate Affairs Director	TITLE: Director
DATE: 13 March 2000	DATE: March 13, 2000

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SCHEDULE

The Patent Rights

Related to WO 91/04059 (herein known as “Solarase I”): Expires 2010

European patent no. EP-B-0445255 Divisional European patent application no. 95100186.6/EP-A-0656213

Related to WO 93/16732 (herein known as “Solarase II”): Expires 2013

European patent application no. 93903754.5/EP-A-0626863 Norwegian patent application no. 943044

Related to WO 93/16733 (herein known as “Solarase III”): Expires 2013

European patent application no. 93903755.2/EP-A-0626864